SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 21, 2005 (October 17, 2005)

Atlantic Express Transportation Corp.

(Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)	4151 (Primary Standard Industrial Classification Code Number)	13-392-4567 (IRS Employer Identification No.)

7 North Street Staten Island, New York 10302-1205 (Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (718) 556-8079

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

Item 3.02.      Unregistered Sales of Equity Securities.

                On October 17, 2005, Atlantic Express Transportation Corp. (the “Company”) sold 293,663 shares of its Common Stock, $.01 par value per share, to Atlantic Express Transportation Group Inc. (the “Parent”) for an aggregate purchase price of $4.9 million.  The Company is a wholly owned subsidiary of the Parent.

                The offer and sale of the shares of Common Stock was made pursuant to the exemption from securities registration afforded by Section 4(2) under the Securities Act of 1933, as amended.

                The Parent obtained $3.7 million of the proceeds for the $4.9 million investment from GSCP II Holdings (AE), LLC, the holder of 65.3% of the Parent’s outstanding Common Stock, and its affiliates, GSC Recovery II, L.P., the holder of 14.1% of the Parent’s outstanding Common Stock.  The remaining $1.2 million of the proceeds were obtained from Airlie Opportunity Capital Management, L.P.

                Copy of the investment agreement, dated October 17, 2005, by and between the Company and Parent, is attached hereto as Exhibits 10.1.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                In connection with the issuance of the shares of Common Stock by the Company to its parent, on October 20, 2005, Steven L. Ezzes was elected to the Company’s Board of Directors.  Mr. Ezzes has been a partner of Airlie Opportunity Capital Management, L.P. since 2004.  Prior to joining Airlie, from 2002 to 2004, Mr. Ezzes was a managing director at K2 Advisors LLC, a hedge fund of funds manager.  From 1999 to 2002, Mr. Ezzes was a managing director of Thomas H. Lee Partners, a private equity firm.

                Airlie is the holder of the Company’s $15,000,000 10% Promissory Note due 2008  (the “10% Note”) and Warrant to purchase 40,725 shares of Common Stock of the Company.  The 10% Note and Warrant were issued to Airlie in March 2005.  In addition, as discussed above, Airlie made a $1.2 million investment in the Parent of the Company.

Item 9.01.              Financial Statements and Exhibits.

(c) Exhibits:

10.1	Investment Agreement, dated October 17, 2005

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 21, 2005

ATLANTIC EXPRESS TRANSPORTATION CORP.

/s/ Neil J. Abitabilo
Name:	Neil J. Abitabilo
Title:	Chief Financial Officer